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EXHIBIT 3.1(b)

Amendments to the 1992 Amended Articles of Incorporation of STERIS Corporation on November 6, 1996 and August 6, 1998.

On November 6, 1996, Article Fourth of STERIS Corporation's 1992 Amended Articles of Incorporation was amended to add a new Section 8, as follows:

SECTION 8. Series A Preferred Shares.

         (a) Of the 3,000,000 Serial Preferred Shares without par value, 1,000,000 shall be Series A Preferred Shares. Series A Preferred Shares may be issued in fractions of a share that shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of Series A Preferred Shares. The express terms of Series A Preferred Shares, in addition to those set forth in Sections 1 through 7 of this Article Fourth, shall be as hereinafter set forth in this Section 8.

         (b) The holders of Series A Preferred Shares shall be entitled to receive, out of any funds legally available and when and as declared by the Board of Directors, dividends and other distributions of the same kind as, but at a rate equal to one hundred (100) times the amount per share of, the dividends or other distributions received by the holders of Common Shares, subject to the provision for adjustment hereinafter set forth. The record date and payment date of the dividends and other distributions payable to the holders of the Series A Preferred Shares shall be the same as the record date and the payment date of the dividends and other distributions payable to the holders of the Common Shares. Dividends on the Series A Preferred Shares shall not accrue or be cumulative. In the event the Corporation at any time declares or pays any dividend on the Common Shares payable in Common Shares, or effects a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount of dividends payable to holders of the Series A Preferred Shares under this paragraph (b) shall be adjusted by multiplying the amount to which such holders were entitled immediately prior to such event by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares outstanding immediately prior to such event.

         (c) The outstanding Series A Preferred Shares shall not be redeemable.

         (d) The holders of Series A Preferred Shares shall, in case of liquidation, dissolution, or winding up of the affairs of the Corporation, be entitled to receive in full, out of the assets of the Corporation, including its capital, an amount equal to one hundred (100) times the amount to be distributed per share to holders of Common Shares, subject to the provision for adjustment hereinafter set forth. In the event the Corporation at any time declares or pays any dividend on the Common Shares payable in Common Shares, or effects a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of

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Common Shares, then in each such case the amount to be distributed to holders of the Series A Preferred Shares under this paragraph (d) shall be adjusted by multiplying amount to which such holders were entitled immediately prior to such event by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares outstanding immediately prior to such event. Except as set forth above, the holders of Series A Preferred Shares shall have the same rights and shall be treated in the same manner with respect to any liquidation, dissolution or winding up as holders of Common Shares.

         (e) In the event that the Corporation enters into any consolidation, merger, combination or other stock transaction in which the Common Shares are exchanged for or changed into other stock (and other securities and assets, if any), then in any such case each Series A Preferred Share shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to one hundred (100) times the aggregate amount of stock (and other securities and assets, if any), as the case may be, into which or for which each Common Share is changed or exchanged. In the event the Corporation at any time declares or pays any dividend on the Common Shares payable in Common Shares, or effects a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount to be distributed to holders of the Series A Preferred Shares under this paragraph (e) shall be adjusted by multiplying amount to which such holders were entitled immediately prior to such event by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares outstanding immediately prior to such event.

On August 6, 1998, the first paragraph of Article Fourth of STERIS Corporation's 1992 Amended Articles of Incorporation was amended to read as follows:

         FOURTH. The authorized number of shares of the Corporation is 303 million of which 300 million shall be Common Shares, without par value (the "Common Shares"), and 3 million shall be Serial Preferred Shares, without par value ( the "Serial Preferred Shares").